UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 26, 2020

SEACOR Marine Holdings Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-37966	47-2564547
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12121 Wickchester Lane, Suite 500, Houston, TX	77079
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (346) 980-1700

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.01 per share	SMHI	New York Stock Exchange (“NYSE”)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 1.01	Entry into a Material Definitive Agreement

On June 26, 2020, SEACOR Marine Holdings Inc. (the “Company”) entered into a Tax Refund and Indemnification Agreement (the “Tax Refund Agreement”) with SEACOR Holdings Inc. (“SEACOR Holdings”), the Company’s former parent company. The Tax Refund Agreement will enable the Company to utilize net operating losses (“NOLs”) generated in 2018 and 2019 to claim refunds for tax years prior the Company’s spin-off from SEACOR Holdings in 2017 that are now permitted to be carried back pursuant to the provisions of the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”). As a result, the Company expects to receive a net amount of cash tax refunds of approximately $28.2 million, with approximately $23.7 million expected to be received within the next nine months, subject to the filing of the necessary tax refund claims and the refund schedule of the Internal Revenue Service.

The Company and SEACOR Holdings entered into the Tax Refund Agreement because the Company’s NOLs will be carried back to tax years for which the Company’s tax returns were included in the consolidated tax returns of SEACOR Holdings. As a result, a significant portion of the refunds related to the Company’s NOLs will be received by SEACOR Holdings and then transferred to the Company. SEACOR Holdings will retain certain of the refunds to facilitate tax savings realized by SEACOR Holdings of no less than 35% of the amount of its own 2019 NOLs. The $28.2 million of refunds the Company expects to receive is net of these holdbacks and of a $3.0 million transaction fee payable to SEACOR Holdings concurrently with the signing of the agreement as consideration for its cooperation in connection with the filing of the applicable tax refund returns. The Tax Refund Agreement does not restrict the use of approximately $16.0 million of the refund, with the remaining approximately $12.2 million required to be deposited into an account to be used solely to satisfy certain of the Company’s obligations that remain guaranteed by SEACOR Holdings. These obligations primarily relate to vessel operating leases, an office lease and certain U.K. pension liabilities. Approximately $10.4 million of the restricted cash relates to scheduled monthly payments toward vessel operating leases, most of which will mature on or prior to December 2021. The Tax Refund Agreement includes representations and warranties from each of the parties and mutual indemnification rights and obligations subject to certain limitations. In connection with the execution of the Tax Refund Agreement, a tax insurance policy was obtained in favor of SEACOR Holdings with respect to certain tax losses that may arise in connection with the Company’s tax refund claims.

The foregoing description of the Tax Refund Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Tax Refund Agreement, a copy of which is filed as Exhibit 10.1 hereto and the terms of which are incorporated herein by reference.

Item 7.01	Regulation FD Disclosure

On June 29, 2020, the Company issued a press release announcing the Tax Refund Agreement. A copy of the press release is included as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

10.1	Tax Refund and Indemnification Agreement, dated as of June 26, 2020, by and between SEACOR Marine Holdings Inc. and SEACOR Holdings Inc.

99.1	Press Release of SEACOR Marine Holdings Inc. dated June 29, 2020.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SEACOR Marine Holdings Inc.

June 29, 2020	By:	/s/ John Gellert
Name: John Gellert
Title: President and Chief Executive Officer

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